EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”):

1) No. 333-53572	7) No. 333-137291	13) No. 333-172376
2) No. 333-53574	8) No. 333-137292	14) No. 333-177660
3) No. 333-53580	9) No. 333-142536	15) No. 333-190439
4) No. 333-102787	10) No. 333-157446	16) No. 333-199872
5) No. 333-104135	11) No. 333-166599	17) No. 333-209704
6) No. 333-105384	12) No. 333-168551

of our reports dated February 23, 2017, with respect to the consolidated financial statements, supplementary information and financial statement schedule of Time Warner and the effectiveness of internal control over financial reporting of Time Warner, included in its Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

February 23, 2017